Exhibit 21.1

Entity	State
AFC Illinois II LLC	DE
AFC Illinois LLC	DE
American Farmland Company, L.P.	DE
Arnold (CA) LLC	DE
Cottonwood Valley Land, LLC	NE
Farmland Partners Inc.	MD
Farmland Partners Op GP, LLC	DE
Farmland Partners Operating Partnership, LP	DE
FP Land LLC	DE
FPI Agribusiness Inc.	DE
FPI Burlington Farms LLC	DE
FPI Carolinas LLC	DE
FPI Colorado LLC	DE
FPI Heartland GP LLC	DE
FPI Heartland LLC	DE
FPI Heartland Operating Partnership, LP	DE
FPI Illinois I LLC	DE
FPI Illinois II LLC	DE
FPI Ironwood LLC	DE
FPI Ohio LLC	DE
FPI Oklahoma Holdings LLC	DE
FPI OZ Management LLC	DE
FPI Properties LLC	DE
PH Farms LLC	IL